Exhibit 10.1

AMENDMENT NO. 1 TO

PLUG POWER INC.

2011 STOCK OPTION AND INCENTIVE PLAN

The Plug Power Inc. 2011 Stock Option and Incentive Plan is hereby amended by deleting Section 3(a) in its entirety and replacing it with the following:

(a)           Stock Issuable.  The maximum number of shares of Stock reserved and available for issuance under the Plan shall be equal to the sum of (i) 6,500,000, plus (ii) the number of shares of Stock underlying any grants pursuant to this Plan or the Plug Power Inc. 1999 Stock Option and Incentive Plan that are forfeited, canceled, repurchased or are terminated (other than by exercise).  Shares tendered or held back upon exercise of an Option or settlement of an Award to cover the exercise price or tax withholding shall not be available for future issuance under the Plan.  In addition, upon exercise of Stock Appreciation Rights, the gross number of shares exercised shall be deducted from the total number of shares remaining available for issuance under the Plan.  Subject to such overall limitations, shares of Stock may be issued up to such maximum number pursuant to any type or types of Award; provided, however, that Stock Options or Stock Appreciation Rights with respect to no more than 200,000 shares of Stock may be granted to any one individual grantee during any one calendar year period and no more than 6,500,000 shares of Stock shall be issued in the form of Incentive Stock Options.  The shares available for issuance under the Plan may be authorized but unissued shares of Stock or shares of Stock reacquired by the Company.